UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2015

MOLINA HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-31719	13-4204626
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

200 Oceangate, Suite 100, Long Beach, California 90802

(Address of principal executive offices)

Registrant’s telephone number, including area code: (562) 435-3666

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 29, 2015, the board of directors of Molina Healthcare, Inc., acting pursuant to the company’s bylaws, elected Richard M. Schapiro as a class I director to fill an existing vacancy in that class. His term as a class I director will expire at the company’s 2018 annual meeting. Mr. Schapiro’s committee assignments will be determined at a later date.

There are no arrangements or understanding between Mr. Schapiro and the company or its officers or directors pursuant to which Mr. Schapiro was selected as a director, nor are there any transactions between Mr. Schapiro and the company or its officers or directors that would be required to be reported pursuant to Item 404(a) of Regulation S-K. Mr. Schapiro will receive the standard compensation amounts payable to non-employee directors of the company as described in the company’s definitive proxy statement filed with the Securities and Exchange Commission on March 26, 2015.

Mr. Schapiro, age 59, has served as the Chief Executive Officer of SchapiroCo LLC since April 2015, acting as a consultant to public managed care companies and helping to design and implement their long-term capital plans. Mr. Schapiro has also served as an independent director for Transamerica Financial Life Insurance Company since April 2015. From 1999 to 2014, Mr. Schapiro served as a Managing Director, in the Corporate and Investment Banking Division of Bank of America Merrill Lynch’s Health Care Group, where he was largely responsible for the coverage of managed care clients and other healthcare companies. From 1997 to 1999, Mr. Schapiro served as Managing Director and Head of Health Care Group for ING Baring Furman Selz. From 1979 to 1997, Mr. Schapiro held various positions at Salomon Brothers Inc., serving as Managing Director and Global Co-Head of the Health Care Group, Managing Director – Insurance Group, Managing Director and Head of Government Finance Group, and Managing Director and Head of Thrift Coverage Group. Mr. Schapiro graduated in 1977 with a Bachelor of Science Degree in Accounting from Case Western Reserve University and in 1980 with a Master’s Degree in Business Administration from Bernard M. Baruch College. In 1980, Mr. Schapiro also received a Juris Doctorate degree from New York Law School.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLINA HEALTHCARE, INC.

Date: August 4, 2015	By:	/s/ Jeff D. Barlow
Jeff D. Barlow Chief Legal Officer and Secretary